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                     October 13, 2022

       Jeffrey L. Tate
       Executive Vice President and Chief Financial Officer
       Leggett & Platt, Incorporated
       No. 1 Leggett Road
       Carthage, Missouri 64836

                                                        Re: Leggett & Platt,
Incorporated
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 001-07845

       Dear Jeffrey L. Tate:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing